Exhibit 10.2

Product Supply Contract

This Product Supply Contract (this “Agreement”) is made by and between the two parties as set forth below:

(1)	Beijing Watch Data System Co., Ltd. (“Party A”), a wholly foreign owned enterprise organized and existing under the laws of the People’s Republic of China, with its legal address at No. 2, Wanhong West Road, West Ba Jianfang, Dong Zhimen Wai, Chao Yang District, Beijing; and

(2)	Beijing Watch Smart Technologies Ltd. (“Party B”), a company organized and existing under the laws of the People’s Republic of China, with its legal address at No.4 Courtyard, Jiu Xianqiao Road, Chao Yang District, Beijing.

WHEREAS,

Party B needs Party A to supply products according to this Agreement, so that Party B can further process and develop those products according to the requirements of the market by adding the encryption arithmetic to the products or by other methods, and Party A agrees to provide those products to Party B according to this Agreement.

THEREFORE, both parties agree as follows:

Article 1 Definitions

1.1	“Products”: means all cards and services that Party B from time to time sells, to the extent that Party A has the capabilities and resources to manufacture directly or indirectly through subcontractors or subvendors.

1.2	“Valid Order”: means an order confirmed by both Parties in accordance with the provision of the Section 3.2, substantially in the form set forth in Attachment I hereto.

Article 2 Objects and Exclusive Right of Supply

2.1	The objects subject to this Agreement shall be the Products provided by Party A to Party B according to the provisions of this Agreement, and the details of the standards of the Products shall be subject to the provisions of the Valid Orders.

2.2	Party B agrees that Party A is the exclusive provider for Party B of the Products. Except with the prior written consent of Party A, Party B shall not purchase any

Products specified under this Agreement from any third party.

2.3	Party B acknowledges that Party A has the right to make proper arrangements for hardware manufacture from time to time through subcontractors and subvendors.

Article 3 Price and Order

3.1	Price: both Parties agree that the price to be paid by Party B to Party A for any Product provided by Party A to Party B under this Agreement shall equal (i) the actual cost incurred by Party A for supplying such Product, plus (ii) 80% of such cost for the benefit of Party A.

3.2	Valid Orders: Party B should provide orders to Party A within the first 15 days of the first month in each quarter, to clearly specify the amounts, standard, delivery time and delivery place of the Products. Within 3 business days of receiving the orders, Party A should provide a written quotation of the respective prices of the Products ordered by Party B. Such order shall be considered Valid Order(s) after Party B’s confirmation.

3.3	Party B shall make the payment to the bank account designated by Party A within 5 business days after the delivery of the Products made by Party A according to the Valid Orders.

Article 4 Terms

4.1	The term of this Agreement is 10 years, beginning on the effective date of this Agreement, which term shall be automatically renewed unless otherwise agreed by Party A and Party B. In addition, before this Agreement expires, if Party A demands, then both parties shall enter into a new products supply agreement according to the extended term of this Agreement demanded by Party A. Notwithstanding the foregoing, Party A has the right to terminate this Agreement at any time (including prior to expiration of the term hereof), subject to six months’ notice to Party B.

4.2	Party A has the right to terminate this Agreement in the event of a breach by Party B of any transaction agreement specified in Attachment II hereto.

Article 5: Liabilities for Breach of the Agreement

5.1	If the Party B failed to make the payment to Party A according to the provisions of this Agreement, it shall pay Party A the compensation equivalent to the 0.02% of the overdue payment each day.

5.2	If the Party A failed to perform its duties according to the provisions of this Agreement, Party A shall compensate for the loss imposed on Party B as the result of its failure.

Article 6: Amendment of the Agreement

6.1	The terms of this Agreement may be amended through negotiations between the two parties.

6.2	Any amendments to this Agreement must be made by a written agreement signed by both parties. Otherwise, any amendment to this Agreement shall not be binding upon the parties.

Article 7: Governing Law

7.1	The formation, validity, interpretation, execution, amendment and termination, as well as the settlement of disputes, under this Agreement shall all be governed by or construed in accordance with the laws of the PRC.

Article 8: Resolution of Disputes

8.1	Any dispute arising from or in relation to this Agreement between the parties shall be settled through friendly consultations. If no mutually acceptable settlement is reached, any party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”), the arbitration shall be conducted in accordance with the Arbitration Rules of CIETAC in force at the time of such submission, and the place of arbitration shall be Beijing, China. The arbitral award shall be final and binding upon the parties.

Article 9: Miscellaneous

9.1	This Agreement shall become effective upon the signatures and seals by both parties.

9.2	After this Agreement comes into force and is executed, both parties may enter into supplementary agreements in relation to the matters beyond the provisions of this Agreement or new situations relating to the matters addressed by this Agreement. Such supplementary agreements shall constitute inseparable parts of this Agreement, with equal validity and legal effect to this Agreement.

9.3	There are two originals of this Agreement, and each party shall hold one original. Each original shall have equal validity and legal effect to the other.

This Agreement is executed by the following parties on September 6 2004 in Beijing:

Party A: Beijing Watch Data System Co., Ltd.

Authorized representative:
/s/ Wang Youjun

[Company Seal]

Party B: Beijing Watch Smart Technologies Ltd.

Authorized representative:
/s/ Huang Wenwei
2004-9-6

[Company Seal]

Attachment I

Form of a Valid Order

To: Beijing Watch Data System Co., Ltd.

We hope to order the following products from your company:

No.	Name	Quantity	Specification & Standard	Time of Delivery	Place of Delivery
1.
2.

Date: (Month)/ (Day)/2004

Beijing Watch Smart Technologies Ltd. (Seal)

To: Beijing Watch Smart Technologies Ltd.

We provide the following quotation for the products you ordered above:

No.	Name	Unit Price	Quantity	Total Price
1.
2.
Summation:

Date: (Month)/ (Day)/2004

Beijing Watch Data System Co., Ltd. (Seal)

We confirm the above order and quotation, please arrange to supply the products.

Date: (Month)/ (Day)/2004

Beijing Watch Smart Technologies Ltd. (Seal)

Attachment II

List of Transaction Agreements

1.	This Agreement.

2.	The Technology License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

3.	The Copyright License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

4.	The Trademark License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

5.	The Management and Marketing Consultancy and Technical Assistance Services Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.